Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Veru Inc. (formerly known as The Female Health Company) of our report dated December 29, 2017 relating to the consolidated financial statements of Veru Inc. (formerly known as The Female Health Company) appearing in the Annual Report on Form 10-K of Veru Inc. (formerly known as The Female Health Company) for the year ended September 30, 2017.

/s/ RSM US LLP

Chicago, Illinois

January 11, 2018